.
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G*
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO 13d-2(b)
UNDER THE SECURITIES EXCHANGE ACT OF 1934

HAMPTON ROADS BANKSHARES, INC.
(Name of Issuer)

COMMON STOCK, $0.01 PAR VALUE
(Title of Class of Securities)

409321106
(CUSIP Number)

September 30, 2010
(Date of event which requires filing of this statement)

Check the appropriate box to designate the rule pursuant to which this Schedule 13G/A is filed:

☐ Rule 13d-1(b)
☒ Rule 13d-1(c)
☐ Rule 13d-1(d)

______________________________
*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 409321106	13G	Page 2 of 40 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Davidson Kempner Partners
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 10,869,716
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 10,869,716
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,869,716
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES**	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.59%
12	TYPE OF REPORTING PERSON** PN

** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 409321106	13G	Page 3 of 40 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Davidson Kempner Institutional Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 21,988,770
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 21,988,770
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 21,988,770
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES**	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.21%
12	TYPE OF REPORTING PERSON** PN

** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 409321106	13G	Page 4 of 40 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) M. H. Davidson & Co.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,561,302
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,561,302
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,561,302
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES**	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.23%
12	TYPE OF REPORTING PERSON** PN

** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 409321106	13G	Page 5 of 40 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Davidson Kempner International, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 25,336,954
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 25,336,954
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 25,336,954
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES**	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.70%
12	TYPE OF REPORTING PERSON** CO

** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 409321106	13G	Page 6 of 40 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) MHD Management Co.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 10,869,716
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 10,869,716
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,869,716
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES**	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.59%
12	TYPE OF REPORTING PERSON** PN

** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 409321106	13G	Page 7 of 40 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) MHD Management Co. GP, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 10,869,716
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 10,869,716
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,869,716
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES**	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.59%
12	TYPE OF REPORTING PERSON** OO

** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 409321106	13G	Page 8 of 40 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Davidson Kempner Distressed Opportunities Fund LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,720,467
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,720,467
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,720,467
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES**	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.40%
12	TYPE OF REPORTING PERSON** PN

** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 409321106	13G	Page 9 of 40 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Davidson Kempner Distressed Opportunities International Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 5,797,326
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 5,797,326
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,797,326
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES**	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.85%
12	TYPE OF REPORTING PERSON** CO

** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 409321106	13G	Page 10 of 40 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) M.H. Davidson & Co. GP, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,561,302
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,561,302
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,561,302
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES**	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.23%
12	TYPE OF REPORTING PERSON** OO

** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 409321106	13G	Page 11 of 40 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Davidson Kempner Advisers Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 21,988,770
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 21,988,770
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 21,988,770
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES**	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.21%
12	TYPE OF REPORTING PERSON** IA

** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 409321106	13G	Page 12 of 40 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Davidson Kempner International Advisors L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 25,336,954
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 25,336,954
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 25,336,954
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES**	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.70%
12	TYPE OF REPORTING PERSON** OO

** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 409321106	13G	Page 13 of 40 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) DK Group LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,720,467
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,720,467
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,720,467
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES**	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.40%
12	TYPE OF REPORTING PERSON** OO

** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 409321106	13G	Page 14 of 40 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) DK Management Partners LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 5,797,326
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 5,797,326
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,797,326
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES**	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.85%
12	TYPE OF REPORTING PERSON** PN

** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 409321106	13G	Page 15 of 40 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) DK Stillwater GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 5,797,326
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 5,797,326
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,797,326
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES**	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.85%
12	TYPE OF REPORTING PERSON** OO

** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 409321106	13G	Page 16 of 40 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Thomas L. Kempner, Jr.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 68,274,535
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 68,274,535
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 68,274,535
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES**	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.97%
12	TYPE OF REPORTING PERSON** IN

** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 409321106	13G	Page 17 of 40 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Stephen M. Dowicz
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 68,274,535
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 68,274,535
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 68,274,535
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES**	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.97%
12	TYPE OF REPORTING PERSON** IN

** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 409321106	13G	Page 18 of 40 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Scott E. Davidson
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 68,274,535
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 68,274,535
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 68,274,535
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES**	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.97%
12	TYPE OF REPORTING PERSON** IN

** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 409321106	13G	Page 19 of 40 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Timothy I. Levart
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom & United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 68,274,535
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 68,274,535
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 68,274,535
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES**	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.97%
12	TYPE OF REPORTING PERSON** IN

** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 409321106	13G	Page 20 of 40 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Robert J. Brivio, Jr.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 68,274,535
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 68,274,535
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 68,274,535
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES**	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.97%
12	TYPE OF REPORTING PERSON** IN

** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 409321106	13G	Page 21 of 40 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Eric P. Epstein
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 68,274,535
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 68,274,535
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 68,274,535
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES**	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.97%
12	TYPE OF REPORTING PERSON** IN

** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 409321106	13G	Page 22 of 40 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Anthony A. Yoseloff
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 68,274,535
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 68,274,535
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 68,274,535
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES**	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.97%
12	TYPE OF REPORTING PERSON** IN

** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 409321106	13G	Page 23 of 40 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Avram Z. Friedman
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 68,274,535
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 68,274,535
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 68,274,535
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES**	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.97%
12	TYPE OF REPORTING PERSON** IN

** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 409321106	13G	Page 24 of 40 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Conor Bastable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 68,274,535
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 68,274,535
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 68,274,535
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES**	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.97%
12	TYPE OF REPORTING PERSON** IN

** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 409321106	13G	Page 25 of 40 Pages

Item 1 (a).	NAME OF ISSUER.

Hampton Roads Bankshares, Inc. (the “Company”).

Item 1(b).	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES:

The Company’s principal executive offices are located at 999 Waterside Drive, Suite 200 Norfolk, Virginia 23510

Item 2 (a).	NAME OF PERSON FILING:

This statement is filed by each of the entities and persons listed below, all of whom together are referred to herein as the Reporting Persons:

(i)	Davidson Kempner Partners, a New York limited partnership ("DKP");

(ii)	Davidson Kempner Institutional Partners, L.P., a Delaware limited partnership ("DKIP");

(iii)	M. H. Davidson & Co., a New York limited partnership ("CO");

(iv)	Davidson Kempner International, Ltd., a British Virgin Islands corporation ("DKIL");

(v)	Davidson Kempner Distressed Opportunities Fund LP, a Delaware limited partnership ("DKDOF");

(vi)	Davidson Kempner Distressed Opportunities International Ltd., a Cayman Islands exempted company ("DKDOI");

(vii)	MHD Management Co., a New York limited partnership and the general partner of DKP ("MHD");

(viii)	MHD Management Co. GP, L.L.C., a Delaware limited liability company and the general partner of MHD (“MHD GP”);

(ix)	Davidson Kempner Advisers Inc., a New York corporation and the general partner of DKIP ("DKAI"), which is registered as an investment adviser with the U.S. Securities and Exchange Commission;

(x)	M.H. Davidson & Co. GP, L.L.C., a Delaware limited liability company and the general partner of CO (“CO GP”);

(xi)	Davidson Kempner International Advisors, L.L.C., a Delaware limited liability company and the investment manager of DKIL ("DKIA");

(xii)	DK Group LLC, a Delaware limited liability company and the general partner of DKDOF ("DKG");

(xiii)	DK Management Partners LP, a Delaware limited partnership and the investment manager of DKDOI ("DKMP");

(xiv)	DK Stillwater GP LLC, a Delaware limited liability company and general partner of DKMP ("DKS") and

(xv)
Messrs. Thomas L. Kempner, Jr., Stephen M. Dowicz, Scott E. Davidson, Timothy I. Levart, Robert J. Brivio, Jr., Anthony A. Yoseloff, Eric P. Epstein, Avram Z. Friedman and Conor Bastable (collectively, the "Principals") are managing members of CO GP, MHD GP, DKIA and DKG and stockholders of DKAI.  Messrs. Thomas L. Kempner, Jr. and Timothy I. Levart are Executive Managing Member and Deputy Executive Managing Member, respectively, of DKS.  Each of Messrs. Kempner and Levart, together with Messrs. Stephen M. Dowicz, Scott E. Davidson, Robert J. Brivio, Jr., Anthony A. Yoseloff, Eric P. Epstein, Avram Z. Friedman and Conor Bastable are limited partners of DKMP.

CUSIP No. 409321106	13G	Page 26 of 40 Pages

Item 2(b).	ADDRESS OF PRINCIPAL BUSINESS OFFICE:

The address of the business office of each of the Reporting Persons is c/o Davidson Kempner Partners, 65 East 55th Street, 19th Floor, New York, New York 10022.

Item 2(c).	CITIZENSHIP:

(i)	DKP – a New York limited partnership

(ii)	DKIP – a Delaware limited partnership

(iii)	CO – a New York limited partnership

(iv)	DKIL – a British Virgin Islands corporation

(v)	DKDOF - a Delaware limited partnership

(vi)	DKDOI - a Cayman Islands exempted company

(vii)	MHD – a New York limited partnership

(viii)	MHD GP - a Delaware limited liability company

(ix)	DKAI – a New York corporation

(x)	CO GP - a Delaware limited liability company

(xi)	DKIA – a Delaware limited liability company

(xii)	DKG - a Delaware limited liability company

(xiii)	DKMP - a Delaware limited partnership

(xiv)	DKS - a Delaware limited liability company

(xv)	Thomas L. Kempner, Jr. – United States

(xvi)	Stephen M. Dowicz – United States

(xvii)	Scott E. Davidson –United States

(xviii)	Timothy I. Levart – United Kingdom & United States

(xix)	Robert J. Brivio, Jr. – United States

(xx)	Eric P. Epstein – United States

(xxi)	Anthony A. Yoseloff – United States

(xxvii)	Avram Z. Friedman – United States

(xxiii)	Conor Bastable – United States

CUSIP No. 409321106	13G	Page 27 of 40 Pages

Item 2(d).	TITLE OF CLASS OF SECURITIES:

CLASS A COMMON STOCK, $0.01 PAR VALUE

Item 2(e).	CUSIP NUMBER:

409321106

Item 3.	IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

(a)	☐	Broker or dealer registered under Section 15 of the Act,
(b)	☐	Bank as defined in Section 3(a)(6) of the Act,
(c)	☐	Insurance Company as defined in Section 3(a)(19) of the Act,
(d)	☐	Investment Company registered under Section 8 of the Investment Company Act of 1940,
(e)	☐	Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940,
(f)	☐	Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employment Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F),
(g)	☐	Parent Holding Company in accordance with Rule 13d-1(b)(ii)(G),
(h)	☐	Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,
(i)	☐	Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,
(j)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.	OWNERSHIP.

The percentages used in this Schedule 13G are calculated based upon 684,684,995 shares of Common Stock, which includes (a) 587,500,000 shares of Common Stock issued on September 30, 2010, as reported on the Company's 8-K filed on October 5, 2010, (b) 22,153,445 shares of Common Stock outstanding as of August 9, 2010 reported in the Company's Definitive Proxy Statement filed on August 30, 2010, (c) 52,225,550 shares of Common Stock issued to the U.S. Department of Treasury on September 30, 2010, as reported on the Company's 8-K filed on October 5, 2010, (d) 21,906,000 shares of Common Stock issued to holders who tendered Series A and Series B preferred stock, as reported on the Company's Amendment No. 2 to Schedule TO filed on October 1, 2010 and (e) 900,000 shares of Common Stock issued to the remaining holders of Series A and Series B preferred stock pursuant to certain conversion rights, as reported on the Issuer's 8-K filed on October 5, 2010.

A.	DKP
	(a)	Amount beneficially owned: 10,869,716
	(b)	Percent of class: 1.59%
	(c)	Number of Shares to which such person has:
		(i)	Sole power to vote or direct the vote: 0
		(ii)	Shared power to vote or direct the vote: 10,869,716
		(iii)	Sole power to dispose or direct the disposition: 0
		(iv)	Shared power to dispose or direct the disposition of: 10,869,716

B.	DKIP
	(a)	Amount beneficially owned: 21,988,770
	(b)	Percent of class: 3.21%
	(c)	Number of Shares to which such person has:
		(i)	Sole power to vote or direct the vote: 0
		(ii)	Shared power to vote or direct the vote: 21,988,770
		(iii)	Sole power to dispose or direct the disposition: 0
		(iv)	Shared power to dispose or direct the disposition: 21,988,770

CUSIP No. 409321106	13G	Page 28 of 40 Pages

C.	CO
	(a)	Amount beneficially owned: 1,561,302
	(b)	Percent of class: 0.23%
	(c)	Number of Shares to which such person has:
		(i)	Sole power to vote or direct the vote: 0
		(ii)	Shared power to vote or direct the vote: 1,561,302
		(iii)	Sole power to dispose or direct the disposition: 0
		(iv)	Shared power to dispose or direct the disposition of: 1,561,302

D.	DKIL
	(a)	Amount beneficially owned: 25,336,954
	(b)	Percent of class: 3.70%
	(c)	Number of Shares to which such person has:
		(i)	Sole power to vote or direct the vote: 0
		(ii)	Shared power to vote or direct the vote: 25,336,954
		(iii)	Sole power to dispose or direct the disposition: 0
		(iv)	Shared power to dispose or direct the disposition: 25,336,954

E.	DKDOF
	(a)	Amount beneficially owned: 2,720,467
	(b)	Percent of class: 0.40%.
	(c)	Number of Shares to which such person has:
		(i)	Sole power to vote or direct the vote: 0
		(ii)	Shared power to vote or direct the vote: 2,720,467
		(iii)	Sole power to dispose or direct the disposition: 0
		(iv)	Shared power to dispose or direct the disposition of: 2,720,467

F.	DKDOI
	(a)	Amount beneficially owned: 5,797,326
	(b)	Percent of class: 0.85%
	(c)	Number of Shares to which such person has:
		(i)	Sole power to vote or direct the vote: 0
		(ii)	Shared power to vote or direct the vote: 5,797,326
		(iii)	Sole power to dispose or direct the disposition: 0
		(iv)	Shared power to dispose or direct the disposition: 5,797,326

G.	CO GP
	(a)	Amount beneficially owned: 1,561,302
	(b)	Percent of class: 0.23%
	(c)	Number of Shares to which such person has:
		(i)	Sole power to vote or direct the vote: 0
		(ii)	Shared power to vote or direct the vote: 1,561,302
		(iii)	Sole power to dispose or direct the disposition: 0
		(iv)	Shared power to dispose or direct the disposition of: 1,561,302

CUSIP No. 409321106	13G	Page 29 of 40 Pages

H.	MHD
	(a)	Amount beneficially owned: 10,869,716
	(b)	Percent of class: 1.59%
	(c)	Number of Shares to which such person has:
		(i)	Sole power to vote or direct the vote: 0
		(ii)	Shared power to vote or direct the vote: 10,869,716
		(iii)	Sole power to dispose or direct the disposition: 0
		(iv)	Shared power to dispose or direct the disposition: 10,869,716

I.	MHD GP
	(a)	Amount beneficially owned: 10,869,716
	(b)	Percent of class: 1.59%
	(c)	Number of Shares to which such person has:
		(i)	Sole power to vote or direct the vote: 0
		(ii)	Shared power to vote or direct the vote: 10,869,716
		(iii)	Sole power to dispose or direct the disposition: 0
		(iv)	Shared power to dispose or direct the disposition of: 10,869,716

J.	DKAI
	(a)	Amount beneficially owned: 21,988,770
	(b)	Percent of class: 3.21%
	(c)	Number of Shares to which such person has:
		(i)	Sole power to vote or direct the vote: 0
		(ii)	Shared power to vote or direct the vote: 21,988,770
		(iii)	Sole power to dispose or direct the disposition: 0
		(iv)	Shared power to dispose or direct the disposition: 21,988,770

K.	DKIA
	(a)	Amount beneficially owned: 25,336,954
	(b)	Percent of class: 3.70%
	(c)	Number of Shares to which such person has:
		(i)	Sole power to vote or direct the vote: 0
		(ii)	Shared power to vote or direct the vote: 25,336,954
		(iii)	Sole power to dispose or direct the disposition: 0
		(iv)	Shared power to dispose or direct the disposition of: 25,336,954

L.	DKG
	(a)	Amount beneficially owned: 2,720,467
	(b)	Percent of class: 0.40%
	(c)	Number of Shares to which such person has:
		(i)	Sole power to vote or direct the vote: 0
		(ii)	Shared power to vote or direct the vote: 2,720,467
		(iii)	Sole power to dispose or direct the disposition: 0
		(iv)	Shared power to dispose or direct the disposition: 2,720,467

CUSIP No. 409321106	13G	Page 30 of 40 Pages

M.	DKMP
	(a)	Amount beneficially owned: 5,797,326
	(b)	Percent of class: 0.85%
	(c)	Number of Shares to which such person has:
		(i)	Sole power to vote or direct the vote: 0
		(ii)	Shared power to vote or direct the vote: 5,797,326
		(iii)	Sole power to dispose or direct the disposition: 0
		(iv)	Shared power to dispose or direct the disposition of: 5,797,326

N.	DKS
	(a)	Amount beneficially owned: 5,797,326
	(b)	Percent of class: 0.85%
	(c)	Number of Shares to which such person has:
		(i)	Sole power to vote or direct the vote: 0
		(ii)	Shared power to vote or direct the vote: 5,797,326
		(iii)	Sole power to dispose or direct the disposition: 0
		(iv)	Shared power to dispose or direct the disposition: 5,797,326

O.	Thomas L. Kempner, Jr.
	(a)	Amount beneficially owned: 68,274,535
	(b)	Percent of class: 9.97%
	(c)	Number of Shares to which such person has:
		(i)	Sole power to vote or direct the vote: 0
		(ii)	Shared power to vote or direct the vote: 68,274,535
		(iii)	Sole power to dispose or direct the disposition: 0
		(iv)	Shared power to dispose or direct the disposition of: 68,274,535

P.	Stephen M. Dowicz
	(a)	Amount beneficially owned: 68,274,535
	(b)	Percent of class: 9.97%
	(c)	Number of Shares to which such person has:
		(i)	Sole power to vote or direct the vote: 0
		(ii)	Shared power to vote or direct the vote: 68,274,535
		(iii)	Sole power to dispose or direct the disposition: 0
		(iv)	Shared power to dispose or direct the disposition: 68,274,535

Q.	Scott E. Davidson
	(a)	Amount beneficially owned: 68,274,535
	(b)	Percent of class: 9.97%
	(c)	Number of Shares to which such person has:
		(i)	Sole power to vote or direct the vote: 0
		(ii)	Shared power to vote or direct the vote: 68,274,535
		(iii)	Sole power to dispose or direct the disposition: 0
		(iv)	Shared power to dispose or direct the disposition of: 68,274,535

CUSIP No. 409321106	13G	Page 31 of 40 Pages

R.	Timothy I. Levart
	(a)	Amount beneficially owned: 68,274,535
	(b)	Percent of class: 9.97%
	(c)	Number of Shares to which such person has:
		(i)	Sole power to vote or direct the vote: 0
		(ii)	Shared power to vote or direct the vote: 68,274,535
		(iii)	Sole power to dispose or direct the disposition: 0
		(iv)	Shared power to dispose or direct the disposition: 68,274,535

S.	Robert J. Brivio, Jr.
	(a)	Amount beneficially owned: 68,274,535
	(b)	Percent of class: 9.97%
	(c)	Number of Shares to which such person has:
		(i)	Sole power to vote or direct the vote: 0
		(ii)	Shared power to vote or direct the vote: 68,274,535
		(iii)	Sole power to dispose or direct the disposition: 0
		(iv)	Shared power to dispose or direct the disposition of: 68,274,535

T.	Eric P. Epstein
	(a)	Amount beneficially owned: 68,274,535
	(b)	Percent of class: 9.97%
	(c)	Number of Shares to which such person has:
		(i)	Sole power to vote or direct the vote: 0
		(ii)	Shared power to vote or direct the vote: 68,274,535
		(iii)	Sole power to dispose or direct the disposition: 0
		(iv)	Shared power to dispose or direct the disposition: 68,274,535

U.	Anthony A. Yoseloff
	(a)	Amount beneficially owned: 68,274,535
	(b)	Percent of class: 9.97%
	(c)	Number of Shares to which such person has:
		(i)	Sole power to vote or direct the vote: 0
		(ii)	Shared power to vote or direct the vote: 68,274,535
		(iii)	Sole power to dispose or direct the disposition: 0
		(iv)	Shared power to dispose or direct the disposition of: 68,274,535
V.	Avram Z. Friedman
	(a)	Amount beneficially owned: 68,274,535
	(b)	Percent of class: 9.97%
	(c)	Number of Shares to which such person has:
		(i)	Sole power to vote or direct the vote: 0
		(ii)	Shared power to vote or direct the vote: 68,274,535
		(iii)	Sole power to dispose or direct the disposition: 0
		(iv)	Shared power to dispose or direct the disposition: 68,274,535

CUSIP No. 409321106	13G	Page 32 of 40 Pages

W.	Conor Bastable
	(a)	Amount beneficially owned: 68,274,535
	(b)	Percent of class: 9.97%
	(c)	Number of Shares to which such person has:
		(i)	Sole power to vote or direct the vote: 0
		(ii)	Shared power to vote or direct the vote: 68,274,535
		(iii)	Sole power to dispose or direct the disposition: 0
		(iv)	Shared power to dispose or direct the disposition of: 68,274,535

Item 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

Not Applicable.

Item 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not Applicable.

Item 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not Applicable.

Item 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

See Item 4.

Item 9.	NOTICE OF DISSOLUTION OF GROUP.

Not Applicable.

Item 10.	CERTIFICATION.

Each of the Reporting Persons hereby makes the following certification:

By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 409321106	13G	Page 33of 40 Pages

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED: October 18, 2010	DAVIDSON KEMPNER PARTNERS
By: MHD Management Co.,
its General Partner

By: MHD Management Co. GP, L.L.C.,
its General Partner

Name: Thomas L. Kempner, Jr.
Title: Executive Managing Member

DAVIDSON KEMPNER INSTITUTIONAL PARTNERS, L.P.
By: Davidson Kempner Advisers Inc.,
its General Partner

Name: Thomas L. Kempner, Jr.
Title: President

M.H. DAVIDSON & CO.
By: M.H. Davidson & Co. GP, L.L.C.,
its General Partner

Name: Thomas L. Kempner, Jr.
Title: Executive Managing Member

M.H. DAVIDSON & CO. GP, L.L.C.

Name: Thomas L. Kempner, Jr.
Title: Executive Managing Member

CUSIP No. 409321106	13G	Page 34 of 40 Pages

DAVIDSON KEMPNER INTERNATIONAL, LTD.
By: Davidson Kempner International Advisors, L.L.C.,
its Investment Manager

Name: Thomas L. Kempner, Jr.
Title: Executive Managing Member

MHD MANAGEMENT CO.
By: MHD Management Co. GP, L.L.C.,
its General Partner

Name: Thomas L. Kempner, Jr.
Title: Executive Managing Member

MHD MANAGEMENT CO. GP, L.L.C.

Name: Thomas L. Kempner, Jr.
Title: Executive Managing Member

DAVIDSON KEMPNER ADVISERS INC.

Name: Thomas L. Kempner, Jr.
Title: President

DAVIDSON KEMPNER INTERNATIONAL ADVISORS, L.L.C.

Name: Thomas L. Kempner, Jr.
Title: Executive Managing Member

DAVIDSON KEMPNER DISTRESSED OPPORTUNITIES FUND LP
By: DK Group LLC,
its General Partner

Name: Thomas L. Kempner, Jr.
Title: Executive Managing Member

CUSIP No. 409321106	13G	Page 35 of 40 Pages

DAVIDSON KEMPNER DISTRESSED OPPORTUNITIES INTERNATIONAL LTD.
By: DK Management Partners LP,
its Investment Manager

By: DK Stillwater GP LLC,
its General Partner

Name: Thomas L. Kempner, Jr.
Title: Executive Managing Member

DK GROUP LLC

Name: Thomas L. Kempner, Jr.
Title: Executive Managing Member

DK MANAGEMENT PARTNERS LP
By: DK Stillwater GP LLC,
its General Partner

Name: Thomas L. Kempner, Jr.
Title: Executive Managing Member

DK STILLWATER GP LLC

Name: Thomas L. Kempner, Jr.
Title: Executive Managing Member

Thomas L. Kempner, Jr.

Stephen M. Dowicz

Scott E. Davidson

Timothy I. Levart

CUSIP No. 409321106	13G	Page 36 of 40 Pages

Robert J. Brivio, Jr.

Eric P. Epstein

Anthony A. Yoseloff

Avram Z. Friedman

Conor Bastable

CUSIP No. 409321106	13G	Page 37 of 40 Pages

EXHIBIT 1

JOINT ACQUISITION STATEMENT

PURSUANT TO RULE 13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements.  The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

DATED: October 18, 2010	DAVIDSON KEMPNER PARTNERS
By: MHD Management Co.,
its General Partner

By: MHD Management Co. GP, L.L.C.,
its General Partner

Name: Thomas L. Kempner, Jr.
Title: Executive Managing Member

DAVIDSON KEMPNER INSTITUTIONAL PARTNERS, L.P.
By: Davidson Kempner Advisers Inc.,
its General Partner

Name: Thomas L. Kempner, Jr.
Title: President

M.H. DAVIDSON & CO.
By: M.H. Davidson & Co. GP, L.L.C.,
its General Partner

Name: Thomas L. Kempner, Jr.
Title: Executive Managing Member

M.H. DAVIDSON & CO. GP, L.L.C.

Name: Thomas L. Kempner, Jr.
Title: Executive Managing Member

DAVIDSON KEMPNER INTERNATIONAL, LTD.
By: Davidson Kempner International Advisors, L.L.C.,
its Investment Manager

Name: Thomas L. Kempner, Jr.
Title: Executive Managing Member

CUSIP No. 409321106	13G	Page 38 of 40 Pages

MHD MANAGEMENT CO.
By: MHD Management Co. GP, L.L.C.,
its General Partner

Name: Thomas L. Kempner, Jr.
Title: Executive Managing Member

MHD MANAGEMENT CO. GP, L.L.C.

Name: Thomas L. Kempner, Jr.
Title: Executive Managing Member

DAVIDSON KEMPNER ADVISERS INC.

Name: Thomas L. Kempner, Jr.
Title: President

DAVIDSON KEMPNER INTERNATIONAL ADVISORS, L.L.C.

Name: Thomas L. Kempner, Jr.
Title: Executive Managing Member

DAVIDSON KEMPNER DISTRESSED OPPORTUNITIES FUND LP
By: DK Group LLC,
its General Partner

Name: Thomas L. Kempner, Jr.
Title: Executive Managing Member

DAVIDSON KEMPNER DISTRESSED OPPORTUNITIES INTERNATIONAL LTD.
By: DK Management Partners LP,
its Investment Manager

By: DK Stillwater GP LLC,
its General Partner

Name: Thomas L. Kempner, Jr.
Title: Executive Managing Member

CUSIP No. 409321106	13G	Page 39 of 44 Pages

DK GROUP LLC

Name: Thomas L. Kempner, Jr.
Title: Executive Managing Member

DK MANAGEMENT PARTNERS LP
By: DK Stillwater GP LLC,
its General Partner

Name: Thomas L. Kempner, Jr.
Title: Executive Managing Member

DK STILLWATER GP LLC

Name: Thomas L. Kempner, Jr.
Title: Executive Managing Member

Thomas L. Kempner, Jr.

Stephen M. Dowicz

Scott E. Davidson

Timothy I. Levart

CUSIP No. 409321106	13G	Page 40 of 43 Pages

Robert J. Brivio, Jr.

Eric P. Epstein

Anthony A. Yoseloff

Avram Z. Friedman

Conor Bastable